Exhibit 23.1


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-______) of:

          our report dated March 3, 2000 relating to the financial statements and financial statement schedules, which appears in Wild Oats Markets, Inc. Annual Report on Form 10-K for the year ended January 1, 2000, and our report dated January 29, 1999, except as to the pooling of interests with Henry's Marketplace, Inc., which is as of September 27, 1999, relating to the combined financial statements, which appears in the Current Report on Form 8-K/A dated February 28, 2000, and our report dated January 29, 1999, except as to the pooling of interests with Sun Harvest, Inc., which is as of December 15, 1999, and except as to the pooling of interests with Henry's Marketplace, Inc. which is as of September 27, 1999, relating to the supplemental combined financial statements, which appears in the Current Report on Form 8-K dated February 28, 2000.

PricewaterhouseCoopers LLP

Denver, Colorado
May 30, 2000